EXHIBIT 99.1

Contact:	Gary Smith
Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS SECOND QUARTER 2010 RESULTS

BIRMINGHAM, Ala. (August 20, 2009) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the second quarter ended August 1, 2009.

Financial Highlights
Net sales for the 13-week period ended August 1, 2009, were $123.1 million compared with $130.3 million for the 13-week period ended August 2, 2008.  Comparable store sales decreased 10.5%. Net income for the 13-week period ended August 1, 2009, was $1.1 million compared with $4.8 million for the 13-week period ended August 2, 2008.  Earnings per diluted share was $0.04 compared with $0.17 for the 13-week period ended August 2, 2008.

Net sales for the 26-week period ended August 1, 2009, were $280.8 million compared with $276.1 million for the 26-week period ended August 2, 2008.  Comparable store sales decreased 3.6%. Net income for the 26-week period ended August 1, 2009, was $12.0 million compared with $14.2 million for the 26-week period ended August 2, 2008.  Earnings per diluted share was $0.41 compared with $0.49 for the 26-week period ended August 2, 2008.

Mickey Newsome, Chairman and Chief Executive Officer, stated, "The quarter was more difficult than we expected.  The lack of stimulus checks versus second quarter one year ago and the shift of tax-free holidays from the second quarter last year into the third quarter this year all factored into our results.  Most merchandise categories were close to plan with the exception of footwear, which significantly underperformed against our plan and negatively influenced product margins.  On a per store basis, our inventory was down and we are better positioned for future margin expansion than we were a year ago.  We also increased our cash position over the same period a year ago and ended the quarter without any debt.”

For the quarter, Hibbett opened 9 new stores and closed 3 stores, bringing the store base to 759 in 24 states as of August 1, 2009.  For Fiscal 2010 the Company plans to open 50 to 52 new stores and close 20 while expanding 18 to 20 high performing stores.

Liquidity
Hibbett ended the second quarter with $15.6 million of available cash and cash equivalents on the consolidated balance sheet, no debt and full availability under its $80 million unsecured credit facilities, which expire in December 2009 and August 2010.  At quarter end a year ago, the Company had $14.1 million in cash and cash equivalents and $29.5 million in debt.  The Company expects to remain debt free in fiscal 2010 with all of its capital expenditure needs covered by cash flows from operations.  Inventory on a per store basis is down 1.3% from this time last year.

Fiscal 2010 Outlook
The Company updated its earnings guidance for the fiscal year ending January 30, 2010, to a range of $0.85 to $0.95 per diluted share from the previous guidance of $1.03 to $1.17 per diluted share. Comparable store sales for the second half of the year are expected to be between -4.0% and 0.0%.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, August 21, 2009, to discuss second quarter results.  The number to call for the live interactive teleconference is (212) 231-2900.  A replay of the conference call will be available until August 28, 2009, by dialing (402) 977-9170 and entering the passcode, 21431709.

The Company will also provide an online Web simulcast and rebroadcast of its Fiscal 2010 second quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=78137&eventID=2347040, www.streetevents.com and www.earnings.com on Friday, August 21, 2009, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through August 28, 2009.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening plans, liquidity and earnings, sales and margin expectations for Fiscal 2010.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 31, 2009.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1,	August 2,	August 1,	August 2,
	2009	2008	2009	2008
Net sales	$123,118	$130,289	$280,818	$276,114
Cost of goods sold, distribution center
and store occupancy costs	86,330	88,023	191,335	186,036
Gross profit	36,788	42,266	89,483	90,078
Store operating, selling and administrative
expenses	31,313	30,869	63,185	59,968
Depreciation and amortization	3,537	3,586	6,802	6,865
Operating income	1,938	7,811	19,496	23,245
Interest expense, net	32	248	34	371
Income before provision for income taxes	1,906	7,563	19,462	22,874
Provision for income taxes	797	2,771	7,441	8,711
Net income	$1,109	$4,792	$12,021	$14,163

Net income per common share:
Basic earnings per share	$0.04	$0.17	$0.42	$0.50
Diluted earnings per share	$0.04	$0.17	$0.41	$0.49

Weighted average shares outstanding:
Basic	28,633	28,453	28,600	28,580
Diluted	29,063	28,939	29,017	29,010

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	August 1,	August 2,	January 31,
	2009	2008	2009
Assets
Cash and cash equivalents	$15,568	$14,114	$20,650
Inventories, net	174,564	165,885	151,776
Other current assets	16,277	19,560	13,339
Total current assets	206,409	199,559	185,765
Property and equipment, net	43,504	44,928	45,309
Non-current assets	3,976	4,150	4,013
Total assets	$253,889	$248,637	$235,087

Liabilities and Stockholders' Investment
Accounts payable	$68,309	$66,823	$64,460
Short-term debt and capital leases	98	29,500	-
Other current liabilities	13,669	13,750	14,250
Total current liabilities	82,076	110,073	78,710
Non-current liabilities	19,696	19,949	19,802
Stockholders' investment	152,117	118,615	136,575
Total liabilities and stockholders' investment	$253,889	$248,637	$235,087

END OF EXHIBIT 99.1